Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION
(EMBARGOED UNTIL 3:15 P.M. CENTRAL)

CONTACTS:	Bank Mutual Corporation David A. Baumgarten President and Chief Executive Officer or Michael W. Dosland Senior Vice President and Chief Financial Officer (414) 354-1500

BANK MUTUAL CORPORATION REPORTS 33% INCREASE IN

NET INCOME FOR THE THIRD QUARTER OF 2016

Milwaukee, Wisconsin

October 19, 2016

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $4.5 million or $0.10 per diluted share in the third quarter of 2016, which was a 33.2% increase over net income of $3.3 million or $0.07 per diluted share in the same quarter of 2015. Year-to-date, Bank Mutual Corporation (“Bank Mutual”) reported net income of $12.9 million or $0.28 per diluted share in 2016 compared to $10.5 million or $0.22 per diluted share in the same nine-month period in 2015. The improvements between these periods were primarily due to higher net interest income, higher loan-related fees, higher mortgage banking revenue, and lower compensation-related expenses. Also contributing to the year-to-date improvement were lower net losses and expenses on foreclosed real estate and lower occupancy, equipment, and data processing costs. These improvements were partially offset by provisions for loan losses in the 2016 periods compared to recoveries in the 2015 periods, as well as reduced gains on real estate held for investment and higher income tax expense. Also negatively impacting the year-to-date comparison were lower brokerage and insurance commissions and higher advertising and marketing expenses in 2016 compared to 2015.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, commented, “Although our loan growth slowed a bit in the third quarter, it continued to be robust and continued to drive increases in our net interest income and loan-related fee income.” He added, “Another positive sign in the quarter was that our net interest margin expanded slightly compared to the second quarter. So, we are hopeful that the long decline in this important measure of our profitability has come to an end.” He continued, “However, we recognize that the amount of multi-family and construction loans in our loan portfolio has grown in recent periods to a level that could receive increased regulatory attention under federal banking guidelines.” Baumgarten concluded, “Although we are confident in our ability to manage the credit risk associated with these loans, it is likely that growth in these loan types will be lower in 2017 than it has been in recent periods.”

Bank Mutual’s net interest income increased by $1.7 million or 10.1% and by $2.8 million or 5.4% during the three and nine months ended September 30, 2016, respectively, compared to the same periods in 2015. These increases were due in part to an increase in Bank Mutual’s average earning assets in the 2016 periods compared to the same periods in the prior year, as well as an increase in funding from non-interest bearing checking accounts between the periods. Also contributing to the increase in the 2016 three- and nine-month periods were call premiums of $577,000 and $1.1 million, respectively, which Bank Mutual received on mortgage-related securities that were called during these periods. These favorable developments were partially offset by a decrease in Bank Mutual’s net interest margin in the 2016 periods compared to the same periods in 2015.

Bank Mutual’s average earning assets increased by $180.5 million or 8.2% during the nine months ended September 30, 2016, compared to the same period in 2015. This increase was primarily attributable to a $189.2 million or 11.6% increase in average loans receivable during the 2016 nine-month period compared to the same period in the prior year.

Also contributing favorably to Bank Mutual’s net interest income in the 2016 periods, as well as its net interest margin, was an increase in funding from non-interest-bearing checking accounts. The average balance in these accounts increased by $34.1 million or 16.7% during the nine months ended September 30, 2016, compared to the same period in 2015.

Bank Mutual’s net interest margin was 3.08% and 3.03% during the three and nine months ended September 30, 2016, respectively. However, excluding the impact of the aforementioned call premiums, net interest margin for these periods would have been 2.98% and 2.97%, respectively. These amounts compared to 3.05% and 3.12% during the same periods of 2015, respectively. During the nine months ended September 30, 2016, the average yield on Bank Mutual’s earning assets declined by 11 basis points (excluding call premiums) and its average cost of funds increased by four basis points compared to the same period in 2015. The decline in the average yield on earning assets was largely due to the continued repricing of Bank Mutual’s loan portfolio to lower yields in the current interest rate environment, as well as its continued emphasis on the origination of variable-rate loans, which generally have lower initial yields than fixed-rate loans. However, management is hopeful that the negative impact these developments have had on Bank Mutual’s loan portfolio yield may have run their course and that the loan portfolio yield may stabilize or even improve slightly in the near term. However, there can be no assurances; future results will depend in large part on developments affecting interest rates throughout the U.S. economy. Also contributing to the decline in yield on earning assets in the 2016 periods has been the purchase of mortgage-related securities in the current year at yields that were less than the prevailing rates in the investment portfolio.

The increase in Bank Mutual’s average cost of funds was primarily due to a six basis point increase in its average cost of deposits during the nine months ended September 30, 2016, compared to the same period in the prior year. The impact of this increase was offset slightly by a decline in the average cost of borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago. This decline was caused by an increase in overnight borrowings, which were drawn to fund growth in earning assets, as previously noted. Overnight borrowings generally have a lower interest cost than the rates Bank Mutual offers on its certificates of deposit.

Bank Mutual’s provision for (recovery of) loan losses was $1.4 million in the third quarter of 2016 compared to $(930,000) in the same quarter last year. The provision (recovery) for the nine months ended September 30, 2016, was $2.0 million compared to $(2.6) million in the same period last year. Management believes that general economic, employment, and real estate conditions continue to be relatively stable in Bank Mutual’s local markets. In addition, Bank Mutual’s level of non-performing loans, as well as its actual loan charge-offs, have continued to trend lower in recent periods, as noted later in this release. However, economic growth in the United States has slowed in recent periods and the global economy, which has also slowed, has experienced increased political-, trade-, and currency-related challenges. In addition, Bank Mutual has experienced a modest increase in classified loans in recent months, as described later in this release. Management believes that these developments are early indications of emerging difficulties in the credit and lending environment for Bank Mutual. These considerations, along with growth in Bank Mutual’s loan portfolio, contributed to management’s conclusion that an increase in the allowance for loan losses was appropriate. As such, Bank Mutual’s allowance for loan losses increased from $17.6 million at December 31, 2015, to $19.2 million at September 30, 2016. Management anticipates that Bank Mutual’s provision for loan losses may continue to consist of provisions rather than recoveries for the foreseeable future. This is expected to be particularly true if Bank Mutual’s loan portfolio continues to grow as it has in recent periods.

Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions that can fluctuate considerably from period to period. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing loans, classified loans, and/or loan charge-off activity from period to period, which may result in significant variability in Bank Mutual’s provision for loan losses.

Deposit-related fees and charges increased slightly in the third quarter of 2016 compared to the same quarter in the prior year. Year-to-date, however, deposit-related fees were down modestly in 2016 compared to 2015. Deposit-related fees and charges consist of overdraft fees, ATM and debit card fees, merchant processing fees, account service charges, and other revenue items related to services performed by Bank Mutual for its retail and commercial deposit customers. Management attributes the fluctuations in deposit-related fees and charges to changes in customer spending behavior in recent years which has generally resulted in lower revenue from overdraft charges and from check printing commissions. Benefiting this revenue line item in recent periods, however, has been increased revenue from treasury management and merchant card processing services that Bank Mutual offers to commercial depositors.

Loan-related fees were $1.1 million and $4.0 million during the three and nine months ended September 30, 2016, respectively. These amounts compared to $476,000 and $1.4 million during the same periods in 2015, respectively. Loan-related fees consist of periodic income from lending activities that are not deferred as yield adjustments under the applicable accounting rules. The largest source of fees in this revenue category is interest rate swap fees related to commercial loan relationships. Bank Mutual mitigates the interest rate risk associated with certain of its loan relationships by executing interest rate swaps, the accounting for which results in the recognition of a certain amount of fee income at the time the swap contracts are executed. The increases in loan-related fees in the 2016 periods were the result of increased loan production, as well as a lower interest rate environment that has increased borrower preference for the types of loan transactions that generate interest rate swap fees. Management believes this source of revenue will vary considerably from period to period depending on the rate environment and on borrower preference for the types of transactions that generate interest rate swaps. Furthermore, a potential decline in the origination of multi-family and construction loans, which are the types of loans that generate most of Bank Mutual’s interest rate swap fees, could have a negative impact on such fee income in the future, as more fully discussed elsewhere in this release.

Brokerage and insurance commissions were slightly lower during the third quarter of 2016 than they were in the same quarter of the previous year. Year-to-date this source of revenue was $298,000 or 10.5% lower than the same period in 2015. This revenue item generally consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, fees earned for investment advisory services, and commissions earned on sales of personal and business insurance products. However, the prior year periods included certain non-recurring incentive payments. Excluding those payments, brokerage and insurance commissions during the three and nine months ended September 30, 2016, were approximately 15% and 30% higher in the 2016 periods than they were in the same periods of 2015, respectively. Management attributes these increases to new products, services, systems, and investment advisors that Bank Mutual has added in recent periods.

Mortgage banking revenue, net, was $1.4 million and $3.3 million during three and nine months ended September 30, 2016, respectively. These amounts compared to $798,000 and $2.6 million during the same periods in 2015, respectively. The following table presents the components of mortgage banking revenue, net, for the periods indicated:

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
	(Dollars in thousands)
Gross loan servicing fees	$633	$670	$1,915	$2,012
MSR amortization	(650)	(458)	(1,636)	(1,458)
Change in MSR valuation allowance	–	–	–	–
Loan servicing revenue, net	(17)	212	279	554
Gain on loan sales activities, net	1,371	586	3,042	2,085
Mortgage banking revenue, net	$1,354	$798	$3,321	$2,639

Loan servicing revenue, net, decreased during the three- and nine-month periods in 2016 compared to the same periods in 2015. These decreases were caused in part by a decline in gross servicing fees due to an overall decline in loans serviced for third-party investors. As of September 30, 2016, Bank Mutual serviced $1.003 billion in loans for third-party investors compared to $1.039 billion at December 31, 2015. Also contributing to the decrease in loan servicing revenue, net, in the 2016 periods was an increase in amortization of mortgage servicing rights (“MSRs”). These increases were caused by lower market interest rates for one- to four-family loans in 2016, which resulted in increased loan prepayment activity and faster amortization of the related MSRs.

The change in valuation allowance that Bank Mutual establishes against its MSRs is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. As of September 30, 2016, Bank Mutual had no valuation allowance against its MSRs, which had a net book value of $6.6 million as of that date. MSR valuation allowances typically increase in periods of lower market interest rates, which results in a charge to earnings in the period of the increase. During lower market interest rate environments, such as that which has occurred in recent months, loan refinance activity and expectations for future loan prepayments generally increase, which typically reduces the fair value of MSRs and results in an increase in the MSR valuation allowance. However, market interest rates for one- to four-family mortgage loans as of September 30, 2016, were not sufficiently low enough to generate an MSR valuation allowance as of that date. However, there can be no assurances that an increase in the MSR valuation allowance will not be required in the future, particularly if market interest rates for one- to four-family residential loans remain low or decline further.

Gain on loan sales activities, net, was $1.4 million and $3.0 million during the three and nine months ended September 30, 2016 and 2015, respectively, compared to $586,000 and $2.1 million during the same periods in 2015. Bank Mutual typically sells most of the fixed-rate, one- to four-family mortgage loans that it originates. During the nine months ended September 30, 2016, sales of these loans were $108.0 million, which was $23.7 million or 28.1% higher than the same period of 2015. Management attributes this increase to lower market interest rates for one- to four-family mortgage loans in 2016 compared to 2015. The origination and sale of residential loans are subject to variations in market interest rates and other factors outside of management’s control. Accordingly, there can be no assurances that such originations and sales will increase or will not fluctuate considerably from period to period.

During the three months ended September 30, 2016 and 2015, Bank Mutual recorded $12,000 and $378,000, respectively, in gains on the disposition of certain real estate properties that it held for investment purposes. On a year-to-date basis, the gain in 2015 was only $212,000 because of net losses Bank Mutual had recorded on certain other real estate properties earlier in that year. Bank Mutual continues to actively market certain of the properties that it holds for investment purposes. There can be no assurances that Bank Mutual will be able to sell such properties or that gains or losses on sales, if any, will not fluctuate considerably from period to period.

Compensation-related expenses decreased by $975,000 or 8.5% and $2.5 million or 7.4% during the three and nine months ended September 30, 2016, respectively, compared to the same periods in 2015. These decreases were mostly due to lower costs associated with Bank Mutual’s defined benefit pension plan, which was due in part to an increase in the discount rate used to determine the present value of the pension obligation, but also to a freeze of the plan’s benefits at the end of 2015. This latter change also resulted in a lengthening of the amortization period for unrealized losses in the pension plan, which further contributed to lower pension costs in 2016. Also contributing to the decreases in compensation-related expenses in the 2016 periods compared to the same periods in the prior year was a decline in the number of employees at Bank Mutual. This decline was primarily due to the consolidation of seven retail banking offices in the third quarter of 2015 and an additional four in the first quarter of 2016. These developments were partially offset by normal annual merit increases granted to most employees at the beginning of 2016, as well as higher stock-based compensation and employee commission expense compared to the 2015 periods.

Occupancy, equipment, and data processing expenses were $3.3 million and $10.1 million during the three and nine months ended September 30, 2016, respectively. These amounts compared to $3.4 million and $10.5 million during the same periods in 2015, respectively. The nine-month period in 2015 included $269,000 in one-time costs associated with Bank Mutual’s consolidation of seven retail branch offices in that period. Other on-going occupancy costs related to these consolidations, as well as four others that were completed in the first quarter of 2016, declined by $65,000 and $418,000 during the quarter and year-to-date periods in 2016, respectively, compared to the same periods in 2015. However, these cost reductions were partially offset by increased data processing, software, and equipment costs associated with other initiatives undertaken by Bank Mutual in the past few periods.

Advertising and marketing-related expenses were $737,000 and $2.3 million during the three and nine months ended September 30, 2016, respectively, compared to $736,000 and $1.6 million during the same periods in 2015. Bank Mutual has generally increased spending on advertising and marketing in 2016 in an effort to increase sales and expand Bank Mutual’s overall brand awareness, especially as such relates to the retail deposit business. Management anticipates that for the entire year 2016 Bank Mutual’s advertising and marketing-related expenses are likely to be 20% to 25% higher than they were in 2015. However, this increase depends on future management decisions and there can be no assurances.

Federal deposit insurance premiums were $273,000 and $382,000 during the three months ended September 30, 2016 and 2015, respectively. Year-to-date, these premiums were $1.1 million in both the 2016 and 2015 periods. Earlier in 2016 the Federal Deposit Insurance Corporation (“FDIC”) issued a final rule that changed how insured financial institutions less than $10 billion in assets, such as Bank Mutual, will be assessed for deposit insurance. The new rule, which became effective in the third quarter of 2016, resulted in a lower deposit insurance assessment rate for Bank Mutual during the period.

Net losses and expenses on foreclosed real estate were $169,000 and $150,000 during the three months ended September 30, 2016 and 2015, respectively. On a year-to-date basis these amounts were $80,000 and $687,000 in 2016 and 2015, respectively. Although the third quarter of 2016 was an exception, Bank Mutual has generally experienced lower net losses and expenses related to foreclosed properties in recent periods due to reduced holdings of such properties.

Other non-interest expenses were $2.3 million and $7.0 million during the three and nine months ended September 30, 2016, respectively. During these periods Bank Mutual elected to prepay certain fixed-rate FHLB of Chicago advances and incurred prepayment penalties of $134,000 and $341,000, respectively. These advances had originally been drawn to fund the purchase of mortgage-related securities that were called by the issuer during the periods, as previously noted. Excluding these prepayment penalties, other non-interest expenses were $2.2 million and $6.7 million during the three and nine months ended September 30, 2016, respectively. These amounts compared to $2.4 million and $6.9 million during the same periods in 2015, respectively. In 2016 Bank Mutual has experienced lower processing costs related to its ATM network, lower deposit account fraud losses, and lower amortization expense related to certain intangible assets. Also, the 2015 periods included a one-time cost to terminate a contract with a third-party vendor.

Income tax expense was $2.5 million and $2.1 million during the third quarters of 2016 and 2015, respectively, and was $7.4 million and $6.3 million during the year-to-date periods in the same years, respectively. The effective tax rates (“ETRs”) for the quarter periods were 35.8% and 38.6%, respectively, and for the year-to-date periods were $36.5% and 37.4%, respectively. Bank Mutual’s ETR will vary from period to period due primarily to the impact of non-taxable revenue items, such as earnings from BOLI and tax-exempt interest income. The ETR will also vary because of certain tax deductions related to employee exercises of stock options, which is the primary reason the ETR declined in the 2016 periods.

Bank Mutual’s total assets increased by $151.2 million or 6.0% during the nine months ended September 30, 2016, due principally to an increase in total loans receivable. This increase was primarily funded by increases in deposit liabilities, other borrowings, and advance payments by borrowers. Also providing funds for the increase in loans receivable was a decrease in mortgage-related securities during the nine-month period. Bank Mutual’s total shareholders’ equity was $288.9 million at September 30, 2016, compared to $279.4 million at December 31, 2015.

Bank Mutual’s loans receivable increased by $185.4 million or 10.7% during the nine months ended September 30, 2016. During this period increases in multi-family, commercial real estate, and construction loans (net of the undisbursed portion) were partially offset by declines in most of Bank Mutual’s other loan categories. Management attributes the increases in part to a low interest rate environment that has encouraged loan growth in Bank Mutual’s local markets, particularly for loans secured by multi-family and commercial real estate. This rate environment has also improved the competitiveness of Bank Mutual’s loan offerings linked to its interest rate swap loan program, as noted earlier in this release. Because of this improvement, Bank Mutual has been able to increase new loan production, as well as retain in its loan portfolio a larger portion of construction loans transitioning to permanent financing than it typically has in prior periods. However, management is not certain that the loan growth experienced in recent periods can be sustained in the future. The loan portfolio is subject to economic, market, and competitive factors outside of Bank Mutual’s control and there can be no assurances that expected loan growth will continue or that total loans will not decrease in future periods.

In recent months banking regulatory agencies have publicly expressed increased concern about financial institutions whose holdings of non-owner-occupied commercial real estate and construction loans and whose growth in such loans exceed guidelines established in certain regulatory pronouncements. Specifically, these guidelines indicate that financial institutions whose holdings of such loans exceed 300% of total risk-based capital and whose growth in such loans exceeds 50% over the past three years can expect increased scrutiny from their primary regulator. As of September 30, 2016, Bank Mutual’s holdings of and three-year growth in these types of loans exceed these guidelines. As such, Bank Mutual’s regulator could subject its lending operations and risk management controls to increased scrutiny. Although management of Bank Mutual is confident of the quality of its lending operations and controls, it is likely that growth in multi-family and construction loans will be lower in future periods than it has been in recent periods. Such decline would likely have a negative impact on Bank Mutual’s net interest income and interest rate swap fees in future periods.

Bank Mutual’s deposit liabilities increased by $71.5 million or 4.0% during the nine months ended September 30, 2016. Transaction deposits, which consist of checking, savings, and money market accounts, increased by $79.2 million or 6.3% during the period and certificates of deposit decreased by $7.7 million or 1.4%. Management believes that the increase in transaction deposits in recent periods, particularly a $55.1 million or 25.8% increase in non-interest-bearing checking accounts, is due in part to improved marketing and sales efforts. However, management also believes that the low interest rate environment that has persisted for the past few years has encouraged some customers to switch to transaction deposits in an effort to retain flexibility in the event interest rates increase in the future. If interest rates increase in the future, customer preference may shift from transaction deposits back to certificates of deposit, which typically have a higher interest cost to Bank Mutual. This development could increase Bank Mutual’s cost of funds in the future, which would also have an adverse impact on its net interest margin.

Bank Mutual’s shareholders’ equity was $288.9 million at September 30, 2016, compared to $279.4 million at December 31, 2015. This increase was due to $12.9 million in net income and a $2.4 million decrease in accumulated other comprehensive loss. These developments were only partially offset by $7.3 million in regular cash dividends. The decrease in accumulated other comprehensive loss was mostly due to an increase in the fair value of available-for-sale securities (net of income tax effect), which was caused by a decline in market interest rates during the period. Bank Mutual did not repurchase a significant amount of its common stock during the nine months ended September 30, 2016. The book value of Bank Mutual’s common stock was $6.32 per share at September 30, 2016, compared to $6.15 at December 31, 2015.

Bank Mutual’s non-performing loans were $9.2 million or 0.48% of loans receivable as of September 30, 2016, compared to $13.6 million or 0.78% of loans receivable as of December 31, 2015. Non-performing assets, which includes non-performing loans, were $11.9 million or 0.45% of total assets and $16.9 million or 0.68% of total assets as of these same dates, respectively. The decreases noted in the 2016 figures were primarily the result of the payoff of a $4.8 million non-performing commercial loan relationship in the third quarter.

Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to these non-performing assets, at September 30, 2016, management was closely monitoring $63.8 million in additional loans that were classified as either “special mention” or “substandard” in accordance with Bank Mutual’s internal risk rating policy. This amount compared to $55.9 million at December 31, 2015. As of September 30, 2016, most of these additional classified loans were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. Management does not believe any of these loans were impaired as of September 30, 2016, although there can be no assurances that the loans will not become impaired in future periods. The increase in additional classified loans during the nine months ended September 30, 2016, was primarily the result of management’s assessment that the credit condition of a number of commercial loan relationships, most of which were manufacturing related, had deteriorated in recent months.

Bank Mutual’s allowance for loan losses was $19.2 million or 1.00% of loans receivable at September 30, 2016, compared to $17.6 million or 1.01% at December 31, 2015. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 209.8% at September 30, 2016, compared to 129.5% at December 31, 2015. The reasons for the increase in the dollar amount of Bank Mutual’s allowance for loan losses during the nine months ended September 30, 2016, were described earlier in this release. The significant increase in the allowance as a percent of non-performing loans during this period was primarily the result of the aforementioned payoff of a non-performing commercial loan relationship. Management believes the allowance for loan losses at September 30, 2016, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin based on total assets. Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. As of September 30, 2016, its subsidiary bank operated 64 banking locations in the state of Wisconsin and one in Minnesota.

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Cautionary Statements

This release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry; regulators’ strict expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends, share repurchases, or otherwise, to maintain or achieve those levels; recent, pending, and/or potential rulemaking or other actions by various federal regulatory agencies that could affect Bank Mutual; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism or other global conflicts; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2015 Annual Report on Form 10-K.

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	September 30	December 31
	2016	2015
ASSETS
Cash and due from banks	$26,731	$27,971
Interest-earning deposits	19,077	16,530
Cash and cash equivalents	45,808	44,501
Mortgage-related securities available-for-sale, at fair value	379,447	407,874
Mortgage-related securities held-to-maturity, at amortized cost (fair value of $105,932 in 2016 and $121,641 in 2015)	102,931	120,891
Loans held-for-sale	8,034	3,350
Loans receivable (net of allowance for loan losses of $19,202 in 2016 and $17,641 in 2015)	1,925,455	1,740,018
Mortgage servicing rights, net	6,611	7,205
Other assets	185,080	178,328

Total assets	$2,653,366	$2,502,167

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,867,115	$1,795,591
Borrowings	415,364	372,375
Advance payments by borrowers for taxes and insurance	30,219	3,382
Other liabilities	51,795	51,425
Total liabilities	2,364,493	2,222,773
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2016 and 2015
Issued and outstanding - none in 2016 and 2015	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2016 and 2015
Issued - 78,783,849 shares in 2016 and 2015
Outstanding - 45,671,782 shares in 2016 and 45,443,548 in 2015	788	788
Additional paid-in capital	484,788	486,273
Retained earnings	170,067	164,482
Accumulated other comprehensive loss	(6,941)	(9,365)
Treasury stock - 33,112,067 shares in 2016 and 33,340,301 in 2015	(359,829)	(362,784)
Total shareholders' equity	288,873	279,394

Total liabilities and equity	$2,653,366	$2,502,167

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Interest income:
Loans	$18,209	$16,464	$52,505	$49,318
Mortgage-related securities	3,139	2,912	9,122	8,625
Investment securities	117	61	338	166
Interest-earning deposits	5	4	23	14
Total interest income	21,470	19,441	61,988	58,123
Interest expense:
Deposits	1,468	1,206	4,319	3,452
Borrowings	1,290	1,243	3,790	3,552
Advance payment by borrowers for taxes and insurance	-	-	1	1
Total interest expense	2,758	2,449	8,110	7,005
Net interest income	18,712	16,992	53,878	51,118
Provision for (recovery of) loan losses	1,395	(930)	1,986	(2,646)
Net interest income after provision for loan losses	17,317	17,922	51,892	53,764
Non-interest income:
Deposit-related fees and charges	2,991	2,975	8,685	8,727
Loan-related fees	1,136	476	4,001	1,402
Brokerage and insurance commissions	816	839	2,529	2,827
Mortgage banking revenue, net	1,354	798	3,321	2,639
Income from bank-owned life insurance ("BOLI")	460	468	1,387	1,410
Gains on real estate held for investment	12	378	12	212
Other non-interest income	98	62	186	232
Total non-interest income	6,867	5,996	20,121	17,449
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,452	11,427	31,155	33,658
Occupancy, equipment, and data processing costs	3,317	3,403	10,133	10,518
Advertising and marketing	737	736	2,292	1,603
Federal deposit insurance premiums	273	382	1,078	1,110
Losses and expenses on foreclosed real estate, net	169	150	80	687
Other non-interest expense	2,298	2,372	6,993	6,893
Total non-interest expense	17,246	18,470	51,731	54,469
Income before income tax expense	6,938	5,448	20,282	16,744
Income tax expense	2,484	2,103	7,406	6,257
Net income	$4,454	$3,345	$12,876	$10,487

Per share data:
Earnings per share-basic	$0.10	$0.07	$0.28	$0.23
Earnings per share-diluted	$0.10	$0.07	$0.28	$0.22
Cash dividends paid	$0.055	$0.050	$0.160	$0.140

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Loan Originations and Sales	2016	2015	2016	2015
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$35,405	$20,972	$56,637	$67,387
Commercial real estate	27,877	29,114	73,579	57,330
Multi-family	7,801	32,118	118,968	67,369
Construction and development	101,322	73,103	185,424	209,911
Total commercial loans	172,405	155,307	434,608	401,997
Retail loans
One- to four-family first mortgages	39,760	33,218	81,944	73,820
Home equity	8,919	9,322	24,261	25,151
Other consumer	528	360	1,665	1,112
Total retail loans	49,207	42,900	107,870	100,083
Total loans originated for portfolio	$221,612	$198,207	$542,478	$502,080

Mortgage loans originated for sale	$47,952	$27,302	$112,500	$83,897

Mortgage loan sales	$45,407	$28,325	$107,989	$84,333

	September 30	December 31
Loan Portfolio Analysis	2016	2015
Commercial loans:
Commercial and industrial	$230,114	$235,313
Commercial real estate	364,351	299,550
Multi-family real estate	525,739	409,674
Construction and development loans:
Commercial real estate	30,378	28,156
Multi-family real estate	318,951	291,380
Land and land development	10,025	11,143
Total construction and development	359,354	330,679
Total commercial loans	1,479,558	1,275,216
Retail loans:
One- to four-family first mortgages
Permanent	461,971	461,797
Construction	41,337	42,357
Total one- to four-family first mortgages	503,308	504,154
Home equity loans:
Fixed term home equity	109,815	122,985
Home equity lines of credit	71,758	75,261
Total home equity loans	181,573	198,246
Other consumer loans:
Student	7,114	8,129
Other	11,542	11,678
Total consumer loans	18,656	19,807
Total retail loans	703,537	722,207
Gross loans receivable	2,183,095	1,997,423
Undisbursed loan proceeds	(236,620)	(238,124)
Allowance for loan losses	(19,202)	(17,641)
Deferred fees and costs, net	(1,818)	(1,640)
Total loans receivable, net	$1,925,455	$1,740,018

Loans serviced for others	$1,003,130	$1,038,588

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
Non-Performing Loans and Assets	2016	2015
Non-accrual commercial loans:
Commercial and industrial	$486	$4,915
Commercial real estate	3,586	3,968
Multi-family	280	-
Construction and development	659	766
Total commercial loans	5,011	9,649
Non-accrual retail loans:
One- to four-family first mortgages	3,130	2,703
Home equity	534	703
Other consumer	110	82
Total non-accrual retail loans	3,774	3,488
Total non-accrual loans	8,785	13,137
Accruing loans delinquent 90 days or more	366	484
Total non-performing loans	9,151	13,621
Foreclosed real estate and repossessed assets	2,709	3,306
Total non-performing assets	$11,860	$16,927
Non-performing loans to loans receivable, net	0.48%	0.78%
Non-performing assets to total assets	0.45%	0.68%

	September 30	December 31
Special Mention and Substandard Loans	2016	2015
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$17,512	$13,788
Commercial real estate	35,634	40,495
Multi-family	11,783	8,239
Construction and development	1,889	2,114
Total commercial loans	66,818	64,636
Retail loans:
One- to four-family first mortgages	5,506	4,081
Home equity	534	703
Other consumer	110	82
Total retail loans	6,150	4,866
Total	$72,968	$69,502

	Nine Months Ended
	September 30
Activity in Allowance for Loan Losses	2016	2015
Balance at the beginning of the period	$17,641	$22,289
Provision for (recovery of) loan losses	1,986	(2,646)
Charge-offs:
Commercial and industrial	-	(74)
Commercial real estate	(179)	(69)
Multi-family	-	-
Construction and development	-	-
One- to four-family first mortgages	(84)	(276)
Home equity	(35)	(130)
Other consumer	(299)	(431)
Total charge-offs	(597)	(980)
Recoveries:
Commercial and industrial	5	7
Commercial real estate	28	107
Multi-family	30	-
Construction and development	-	-
One- to four-family first mortgages	42	52
Home equity	15	24
Other consumer	52	38
Total recoveries	172	228
Net charge-offs	(425)	(752)
Balance at end of period	$19,202	$18,891
Net charge-offs to average loans, annualized	0.03%	0.06%

	September 30	December 31
Allowance Ratios	2016	2015
Allowance for loan losses to non-performing loans	209.83%	129.51%
Allowance for loan losses to total loans	1.00%	1.01%

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
Deposit Liabilities Analysis	2016	2015
Non-interest-bearing checking	$268,905	$213,761
Interest-bearing checking	264,375	277,606
Savings accounts	231,582	217,633
Money market accounts	565,386	542,020
Certificates of deposit	536,867	544,571
Total deposit liabilities	$1,867,115	$1,795,591

	Three Months Ended		Nine Months Ended
	September 30		September 30
Selected Operating Ratios	2016	2015	2016	2015
Net interest margin (1)	3.08%	3.05%	3.03%	3.12%
Net interest rate spread	2.98%	2.97%	2.94%	3.03%
Return on average assets	0.68%	0.55%	0.67%	0.58%
Return on average shareholders' equity	6.20%	4.81%	6.02%	4.99%
Efficiency ratio (2)	67.45%	81.69%	69.92%	79.69%
Non-interest expense as a percent of average assets	2.61%	3.01%	2.68%	3.01%
Shareholders' equity to total assets at end of period	10.89%	11.26%	10.89%	11.26%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income, and non-interest income excluding real estate held for investment for the periods indicated.

	Three Months Ended		Nine Months Ended
	September 30		September 30
Other Information	2016	2015	2016	2015
Average earning assets	$2,433,064	$2,225,970	$2,368,381	$2,187,894
Average assets	2,638,532	2,451,786	2,571,446	2,409,117
Average interest bearing liabilities	2,015,457	1,880,560	1,970,014	1,838,691
Average shareholders' equity	287,564	278,227	285,040	280,447
Weighted average number of shares outstanding:
As used in basic earnings per share	45,239,567	45,417,145	45,188,990	45,907,509
As used in diluted earnings per share	45,664,849	45,797,508	45,630,918	46,290,396

	September 30	December 31
	2016	2015
Number of shares outstanding (net of treasury shares)	45,671,782	45,443,548
Book value per share	$6.32	$6.15